Exhibit 21.1

                              LIST OF SUBSIDIARIES
                                OF THE REGISTRANT

     HAPL Leasing Co., Inc., a New York corporation

     Hirsch Equipment Connection, Inc., a Delaware corporation

     Pulse Microsystems Ltd., a Canadian corporation

     Sedeco, Inc., a Texas corporation

     Sewing Machine Exchange, Inc., an Illinois corporation

     Tajima USA, Inc., a Delaware corporation